PILGRIM PARK
PO Box 447
Waterbury, Vermont 05676

July 30, 1997

Mr. Paul Comey
Green Mountain Coffee Roasters, Inc.
1 Coffee Lane
Waterbury, VT 05676

Dear Paul:

     Reference is made to the lease agreement between Green Mountain Coffee Roasters, Inc. ("GMCR") and Pilgrim Partnership ("Pilgrim") dated April 28, 1993, as amended August 16, 1993 (the "Base Lease"), and the two letters from Pilgrim to GMCR dated April 11, 1997, all related to the office building and manufacturing facility and proposed addition thereto located, and to be located, on 3.15 acres of land in the Pilgrim Park in the Village of Waterbury.

     The purpose of this letter agreement is to confirm our respective understandings with respect to the Base Lease and amendments thereto represented by the aforesaid April 11, 1997 letters. Accordingly, we confirm our agreement as follows:

     1.   The Base Lease remains in full force and effect.

     2. The term "Property" in the Base Lease shall also include the .02 acre parcel conveyed to Pilgrim by warranty deed of John S. Reynolds dated May 5, 1997 and recorded in Book 151 Page 529 of the Waterbury Land Records, and the 1 acre parcel conveyed to Pilgrim by the warranty deed of Stephen Van Esen dated May 7, 1997 and recorded in Book 151 Page 542 of said Land Records.

     3.   The lease term of the Base Lease is extended to August 31, 2007.


     4. As to the base rent under the Base Lease with respect to the existing 34,000 square feet of space, the current annual base rent per square foot of $6.30 remains in effect until August 31, 1999. On September 1, 1999 the base rent shall increase to $6.60 per square foot and remain at said increased rent until August 31, 2007.

     5. Pilgrim agrees to construct a 25,000 square foot addition to the existing production facility, including parking, in accordance with the following sets of plans and specifications: (a) set prepared by A&S Building Systems and date stamped by Lawes Consulting Engineers on July 3, 1997, Job Number 297-592, consisting of 12 pages; and (b) set prepared by Lawes Consulting Engineers, Project N. 9711, consisting of 11 pages. Said 25,000 square feet includes 25,000 square feet of space at ground level and 15,000 square feet of second floor space thereby totaling 40,000 square feet of space for rent calculation purposes. Said addition shall be completed on our about September 1, 1997 at an estimated cost to Pilgrim of $1,300,000.00. In the event that the cost exceeds said amount as the result of changes requested by GMCR, the rent set forth in paragraph 6 hereof shall be increased by a rate equal to $.36 per square foot for each $100,000.00 of increased cost up to a maximum increased cost of $250,000.00.

     6. The base rent for the addition shall be calculated on the basis of 40,000 square feet of space and the lease term therfor [sic] shall commence on September 1, 1997. Subject to any adjustment required by paragraph 5, the annual rent per square foot for the addition is as follows:

                    Year         Per Square Foot($)
                    ----         -----------------
                      1                4.50
                      2                4.75
                      3                5.00
                      4                5.25
                      5                5.50
                      6                5.75
                      7                6.00
                      8                6.25
                      9                6.50
                     10                6.60

     7. All of the other terms and conditions of the Base Lease shall apply to the addition.

     Please indicate your acceptance of the aforesaid by signing and returning to the undersigned the duplicate copy of this letter.

Very truly yours,


Pilgrim Partnership

By  /s/ Stephen Van Esen
------------------------
    General Partner


Accepted and agreed to this 30 day of July, 1997


Green Mountain Coffee Roasters, Inc.
By /s/ Paul Comey
-----------------